Exhibit 99-1

Amended By-Law 43

Energy East Corporation's By-Law No. 43 was amended on January 10, 2006, to read as follows:

"43. These By-Laws may be altered, amended or repealed, or new By-Laws may be adopted, by the affirmative vote of the stockholders entitled to cast a majority of the votes entitled to be cast, or by the affirmative vote of a majority of the Board of Directors at any meeting duly held as provided above."